Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS FIRST QUARTER 2013 RESULTS

•	Net income was $2.89 per share, including net investment losses of $0.05 per share. Adjusted net income was $2.94 per share (refer to page 12).

•	Medical enrollment exceeded 35.8 million members as of March 31, 2013.

•	Operating cash flow totaled $957 million, or 1.1 times net income.

•	Full year 2013 net income is now expected to be at least $7.75 per share, including net investment losses of $0.05 per share. Full year adjusted net income is now expected to be at least $7.80 per share (refer to page 12).

Indianapolis, Ind. – April 24, 2013 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2013 net income was $885.2 million, or $2.89 per share, including net investment losses of $0.05 per share. Net income in the first quarter of 2012 was $856.5 million, or $2.53 per share, and included $0.19 per share of net income related to certain items.

Excluding the items noted in each period, adjusted net income was $2.94 per share in the first quarter of 2013, an increase of 25.6 percent compared with adjusted net income of $2.34 per share in the prior year quarter (refer to page 12 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“I am encouraged by the operating trends we experienced in the first quarter and the momentum we have as an enterprise. I am optimistic about the prospects for WellPoint and the opportunity we have to deliver value for our customers, members, associates and shareholders,” said Joseph Swedish, chief executive officer. “As I look ahead at the coming marketplace changes, there will be challenges and opportunities, and I believe we will be successful in helping to enhance health care quality and affordability across our markets and expand our role as a trusted partner advancing solutions to this country’s health care challenges.”

“Our quarterly results were ahead of our plan both at the operating gain level and below the line, and were supported by strong quality metrics,” said Wayne DeVeydt, executive vice president and chief financial officer. “We have modestly raised our full year EPS outlook as a reflection of our performance, but are still being prudent as many of the uncertainties inherent in our original guidance still exist.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment exceeded 35.8 million members at March 31, 2013, an increase of 2.1 million members, or 6.3 percent, from approximately 33.7 million at March 31, 2012. State Sponsored membership increased by approximately 2.7 million members due to the acquisition of Amerigroup in the fourth quarter of 2012. This was partially offset by a decline of 429,000 members in the Commercial segment, the majority of which occurred during 2012.

Medical enrollment declined by 321,000 members, or 0.9 percent, in the first quarter of 2013. Senior membership decreased by 130,000 members due to product portfolio changes in the Medicare Advantage market. Enrollment also declined modestly in the fully insured Local Group, State Sponsored and Individual businesses. Self-funded membership was stable in the quarter and favorable to the Company’s expectation as of March 31, 2013.

Operating Revenue: Operating revenue totaled $17.5 billion in the first quarter of 2013, an increase of $2.4 billion, or 15.8 percent, compared with approximately $15.2 billion in the prior year quarter. The increase was driven by the inclusion of Amerigroup business in the first quarter of 2013. The increase from Amerigroup was partially offset by the reduction in fully insured Local Group and Senior membership.

Benefit Expense Ratio: The benefit expense ratio was 83.7 percent in the first quarter of 2013, an increase of 40 basis points from 83.3 percent in the first quarter of 2012. The increase was due to the inclusion of Amerigroup business in the current year quarter, as this business carries a higher average benefit expense ratio than the consolidated Company average. The increase from Amerigroup was partially offset by an improvement in the Local Group benefit expense ratio, reflecting lower than expected medical costs in the current year quarter.

Medical Cost Trend: The Company continues to expect that underlying Local Group medical cost trend will be in the range of 7.0 percent, plus or minus 50 basis points, for the full year 2013. Unit cost increases continue to be the primary driver of medical trend.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 40.7 days as of March 31, 2013, a decline of 5.2 days from 45.9 days reported as of December 31, 2012. This comparison was impacted significantly by the timing of the Amerigroup acquisition closing, as the Company’s fourth quarter 2012 benefit expense included only eight days of Amerigroup operating activity, while the year-end 2012 medical claims payable balance fully reflected the acquired business.

If Amerigroup’s operating activity had been included for the entire fourth quarter of 2012, DCP would have been 39.5 days as of December 31, 2012. Relative to this base, DCP increased by 1.2 days in the first quarter of 2013, due primarily to a seasonal decline in claims payment cycle times.

SG&A Expense Ratio: The SG&A expense ratio was 13.5 percent in the first quarter of 2013, a decrease of 80 basis points from 14.3 percent in the first quarter of 2012. The decline was driven by the inclusion of Amerigroup business in the current year quarter, as this business carries a lower average SG&A expense ratio than the consolidated Company average. The Company’s SG&A expense ratio was essentially flat without Amerigroup.

Effective Income Tax Rate: The Company’s effective income tax rate was 31.2 percent in the first quarter of 2013, a decline of 340 basis points from 34.6 percent in the prior year quarter, primarily due to the inclusion of Amerigroup in the Company’s state tax apportionment factors calculation and favorable tax planning strategies, which produced a lower effective state tax rate.

Operating Cash Flow: First quarter 2013 operating cash flow totaled $956.9 million, or approximately 1.1 times net income.

Share Repurchase Program: During the first quarter of 2013, the Company repurchased approximately 5.5 million shares of its common stock, or 1.8 percent of the shares outstanding as of December 31, 2012, for $340.2 million, or a weighted average price of $62.41 per share. As of March 31, 2013, the Company had approximately $1.5 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2013, the Company paid a quarterly dividend of $0.375 per share, representing a distribution of cash totaling $113.4 million.

Investment Portfolio & Capital Position: During the first quarter of 2013, the Company recorded net investment losses of $21.1 million pre-tax, consisting of other-than-temporary losses on investments totaling $37.9 million, partially offset by net realized gains from the sale of securities totaling $16.8 million. In the first quarter of 2012, the Company recorded net investment gains of $96.0 million pre-tax, consisting of net realized gains from the sale of securities totaling $106.9 million, partially offset by other-than-temporary impairments totaling $10.9 million.

As of March 31, 2013, the Company’s net unrealized gain position in the investment portfolio was approximately $1.3 billion, consisting of net unrealized gains on fixed maturity and equity securities totaling $816.6 million and $454.6 million, respectively. As of March 31, 2013, cash and investments at the parent company totaled $1.4 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business (including 1-800 CONTACTS in the first quarter of 2013); Consumer Business, which includes the Individual, Senior and State Sponsored lines of business (including Amerigroup in the first quarter of 2013); and Other, which includes Comprehensive Health Solutions, Federal Employee Program (“FEP”) business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended March 31
(In millions)	2013	2012	Change
Operating Revenue
Commercial Business	$8,399.5	$8,506.5	(1.3%)
Consumer Business	7,195.4	4,750.4	51.5%
Other	1,951.4	1,893.3	3.1%

Total Operating Revenue	17,546.3	15,150.2	15.8%
Operating Gain
Commercial Business	$1,107.5	$991.8	11.7%
Consumer Business	247.5	217.7	13.7%
Other	12.6	3.1	306.5%

Total Operating Gain	1,367.6	1,212.6	12.8%
Operating Margin
Commercial Business	13.2%	11.7%	150	bp
Consumer Business	3.4%	4.6%	(120	) bp
Total Operating Margin	7.8%	8.0%	(20	) bp

Commercial Business: Operating gain in the Commercial segment was $1.1 billion in the first quarter of 2013, an increase of $115.7 million, or 11.7 percent, from $991.8 million in the first quarter of 2012. The increase was driven primarily by lower than anticipated medical costs in the Local Group business during the current year quarter.

Consumer Business: Operating gain in the Consumer segment was $247.5 million in the first quarter of 2013, an increase of $29.8 million, or 13.7 percent, from $217.7 million in the first quarter of 2012. The increase reflected the inclusion of Amerigroup business in the current year quarter, partially offset by lower operating margins in the Individual business and the impact of the Company’s expansion of its CareMore Medicare Advantage model.

Other: Operating gain in the Other segment was $12.6 million in the first quarter of 2013, an increase of $9.5 million from $3.1 million in the first quarter of 2012. The increase was driven primarily by lower corporate and other general and administrative costs.

OUTLOOK

Full Year 2013:

•	Net income is now expected to be at least $7.75 per share, including net investment losses of $0.05 per share from the first quarter of 2013. Excluding the net investment losses, adjusted net income is now expected to be at least $7.80 per share.

•	The Company’s outlook for net income per share and adjusted net income per share both continue to include integration costs related to the Amerigroup acquisition.

•	Year-end medical enrollment is expected to be in the range of 35.3 to 35.5 million.

•	Operating revenue is now expected to be in the range of $71.0 to $73.0 billion.

•	The benefit expense ratio is expected to be in the range of 86 percent, plus or minus 50 basis points.

•	The SG&A expense ratio is expected to be in the range of 13.5 percent, plus or minus 50 basis points.

•	Operating cash flow is now expected to be at least $2.7 billion.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each reporting segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of products. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1059 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0107 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 272699. The replay will be available from 11 a.m. EDT today until the end of the day on May 6, 2013. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

WellPoint Contacts:
Investor Relations	Media
Doug Simpson, 212-476-1473	Kristin Binns, 917-697-7802

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have nearly 36 million people in our affiliated health plans, and nearly 68 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in several additional states through our Amerigroup subsidiary and in certain markets through our CareMore subsidiary. Our 1-800 CONTACTS, Inc. subsidiary offers customers online sales of contact lenses, eyeglasses and other ocular products. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
Medical Membership	2013	2012	2012	2012	2012
Customer Type
Local Group	14,520	14,634	14,757	(0.8%)	(1.6%)
National Accounts	6,972	6,999	7,178	(0.4%)	(2.9%)
BlueCard	5,019	5,016	5,005	0.1%	0.3%

Total National	11,991	12,015	12,183	(0.2%)	(1.6%)
State Sponsored	4,517	4,561	1,867	(1.0%)	141.9%
Individual	1,826	1,855	1,852	(1.6%)	(1.4%)
Senior	1,415	1,545	1,497	(8.4%)	(5.5%)
FEP	1,540	1,520	1,517	1.3%	1.5%

Total Medical Membership	35,809	36,130	33,673	(0.9%)	6.3%

Funding Arrangement
Self-Funded	20,172	20,176	20,211	(0.0%)	(0.2%)
Fully-Insured	15,637	15,954	13,462	(2.0%)	16.2%

Total Medical Membership	35,809	36,130	33,673	(0.9%)	6.3%

Reportable Segment
Commercial	26,511	26,649	26,940	(0.5%)	(1.6%)
Consumer	7,758	7,961	5,216	(2.5%)	48.7%
Other	1,540	1,520	1,517	1.3%	1.5%

Total Medical Membership	35,809	36,130	33,673	(0.9%)	6.3%

Other Membership & Customers
Behavioral Health Membership	24,488	24,156	24,710	1.4%	(0.9%)
Life and Disability Membership	4,808	4,838	4,940	(0.6%)	(2.7%)
Dental Membership	3,861	3,827	3,849	0.9%	0.3%
Managed Dental Membership	4,897	4,103	4,128	19.4%	18.6%
Vision Membership	4,619	4,519	4,270	2.2%	8.2%
Medicare Advantage Part D Membership	489	622	586	(21.4%)	(16.6%)
Medicare Part D Stand-Alone Membership	485	574	590	(15.5%)	(17.8%)
Retail Vision Customers	3,131	3,130	—	0.0%	NM (1)

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31
(In millions, except per share data)	2013	2012	Change
Revenues
Premiums	$16,435.6	$14,138.5	16.2%
Administrative fees	990.1	995.8	(0.6%)
Other revenue	120.6	15.9	658.5%

Total operating revenue	17,546.3	15,150.2	15.8%
Net investment income	162.0	169.0	(4.1%)
Net realized gains on investments	16.8	106.9	(84.3%)
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(37.9)	(13.7)	(176.6%)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	2.8	(100.0%)

Other-than-temporary impairment losses recognized in income	(37.9)	(10.9)	(247.7%)

Total revenues	17,687.2	15,415.2	14.7%
Expenses
Benefit expense	13,748.7	11,771.9	16.8%
Selling, general and administrative expense
Selling expense	385.9	393.3	(1.9%)
General and administrative expense	1,979.1	1,772.4	11.7%

Total selling, general and administrative expense	2,365.0	2,165.7	9.2%
Cost of products	65.0	—	NM	(1)
Interest expense	153.5	109.1	40.7%
Amortization of other intangible assets	67.9	58.7	15.7%

Total expenses	16,400.1	14,105.4	16.3%
Income before income taxes	1,287.1	1,309.8	(1.7%)
Income tax expense	401.9	453.3	(11.3%)

Net income	$885.2	$856.5	3.4%

Net income per diluted share	$2.89	$2.53	14.2%

Diluted shares	305.9	339.0	(9.8%)
Benefit expense as a percentage of premiums	83.7%	83.3%	40	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.5%	14.3%	(80	) bp
Income before income tax expense as a percentage of total revenues	7.3%	8.5%	(120	) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

	March 31, 2013	December 31, 2012
(In millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,665.3	$2,484.6
Investments available-for-sale, at fair value:
Fixed maturity securities	17,819.1	16,912.9
Equity securities	1,355.4	1,212.4
Other invested assets, current	17.0	14.8
Accrued investment income	172.9	162.2
Premium and self-funded receivables	4,098.9	3,687.4
Other receivables	928.2	928.8
Income taxes receivable	—	228.5
Securities lending collateral	577.5	564.6
Deferred tax assets, net	135.4	243.2
Other current assets	1,891.0	1,829.0

Total current assets	28,660.7	28,268.4
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	468.6	431.5
Equity securities	30.2	30.1
Other invested assets, long-term	1,482.4	1,387.7
Property and equipment, net	1,738.1	1,738.3
Goodwill	17,489.5	17,510.5
Other intangible assets	9,055.8	9,102.8
Other noncurrent assets	483.3	486.1

Total assets	$59,408.6	$58,955.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,215.4	$6,174.5
Reserves for future policy benefits	57.3	61.3
Other policyholder liabilities	2,359.7	2,345.7

Total policy liabilities	8,632.4	8,581.5
Unearned income	865.7	896.8
Accounts payable and accrued expenses	2,936.8	3,132.5
Income taxes payable	204.8	–
Security trades pending payable	215.5	69.3
Securities lending payable	577.5	564.7
Short-term borrowings	350.0	250.0
Current portion of long-term debt	399.4	557.1
Other current liabilities	1,848.0	1,785.0

Total current liabilities	16,030.1	15,836.9
Long-term debt, less current portion	14,030.0	14,170.8
Reserves for future policy benefits, noncurrent	770.8	750.8
Deferred tax liabilities, net	3,287.9	3,381.0
Other noncurrent liabilities	971.8	1,013.2

Total liabilities	35,090.6	35,152.7
Shareholders’ equity
Common stock	3.0	3.0
Additional paid-in capital	10,697.4	10,853.5
Retained earnings	13,275.1	12,647.1
Accumulated other comprehensive income	342.5	299.1

Total shareholders’ equity	24,318.0	23,802.7

Total liabilities and shareholders’ equity	$59,408.6	$58,955.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(In millions)	2013	2012
Operating activities
Net income	$885.2	$856.5
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(16.8)	(106.9)
Other-than-temporary impairment losses recognized in income	37.9	10.9
Loss on disposal of assets	0.7	0.3
Deferred income taxes	9.1	59.9
Amortization, net of accretion	186.7	155.2
Depreciation expense	25.3	23.5
Share-based compensation	21.5	32.5
Excess tax benefits from share-based compensation	(4.2)	(19.3)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(397.7)	(302.3)
Other invested assets	(8.2)	(21.3)
Other assets	(58.6)	(74.3)
Policy liabilities	70.9	(79.0)
Unearned income	(31.1)	697.6
Accounts payable and accrued expenses	(224.0)	(388.3)
Other liabilities	35.1	(2.9)
Income taxes	435.6	391.0
Other, net	(10.5)	(10.0)

Net cash provided by operating activities	956.9	1,223.1
Investing activities
Purchases of fixed maturity securities	(3,955.5)	(3,252.4)
Proceeds from sales and maturities of fixed maturity securities	3,022.6	3,209.1
Purchases of equity securities	(109.8)	(100.4)
Proceeds from sales of equity securities	87.4	163.7
Purchases of other invested assets	(127.5)	(34.7)
Proceeds from sales of other invested assets	7.6	3.8
Changes in securities lending collateral	(12.9)	156.6
Purchases of subsidiaries, net of cash acquired	—	(1.2)
Purchases of property and equipment	(107.5)	(123.8)
Other, net	—	(0.6)

Net cash (used in) provided by investing activities	(1,195.6)	20.1
Financing activities
Net issuance of commercial paper borrowings	260.3	37.8
Proceeds from short-term borrowings, net	100.0	—
Repayment of long-term borrowings	(556.9)	(350.8)
Changes in securities lending payable	12.8	(156.6)
Changes in bank overdrafts	30.4	23.2
Repurchase and retirement of common stock	(340.2)	(679.8)
Cash dividends	(113.4)	(95.8)
Proceeds from issuance of common stock under employee stock plans	23.7	35.7
Excess tax benefits from share-based compensation	4.2	19.3

Net cash used in financing activities	(579.1)	(1,167.0)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(1.5)	1.3

Change in cash and cash equivalents	(819.3)	77.5
Cash and cash equivalents at beginning of period	2,484.6	2,201.6

Cash and cash equivalents at end of period	$1,665.3	$2,279.1

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors when comparing WellPoint, Inc.‘s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	March 31, 2013	March 31, 2012	Change
Net income	$885.2	$856.5	3.4%
Add / (Subtract):
Net realized gains on investments (pre-tax)	($16.8)	($106.9)
Other-than-temporary impairment losses on investments (pre-tax)	37.9	10.9
Litigation related items (pre-tax)	—	(10.0)
Acquisition and integration related costs (pre-tax)	—	2.6
Tax effect of adjustments	($7.4)	41.0

Net adjustment items (after-tax)	$13.7	($62.4)
Adjusted net income	$898.9	$794.1	13.2%

Net income per diluted share
Add / (Subtract):	$2.89	$2.53	14.2%
Net realized gains on investments (pre-tax)	($0.05)	($0.32)
Other-than-temporary impairment losses on investments (pre-tax)	$0.12	$0.03
Litigation related items (pre-tax)	—	($0.03)
Acquisition and integration related costs (pre-tax)	—	$0.01
Tax effect of adjustments	($0.02)	$0.12

Net adjustment items (after-tax)	$0.05	($0.19)
Adjusted net income per diluted share	$2.94	$2.34	25.6%

Full Year 2013 Outlook
Net income per diluted share	$7.75
Add (per diluted share amounts):
Net investment losses from the first quarter of 2013	0.05

Net adjustment items	0.05

Adjusted net income per diluted share	$7.80

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the public filings that we have made with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; our ability to integrate and achieve expected synergies and operating efficiencies in the AMERIGROUP Corporation and 1-800 CONTACTS, Inc. acquisitions within the expected timeframes or at all and to successfully integrate our operations, as such integrations may be more difficult, time consuming or costly than expected, revenues following the transactions may be lower than expected, and operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients and suppliers, may be greater than expected following the transactions; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; risks inherent in selling healthcare products in the consumer retail market; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.